Exhibit 99.1

ITW NEWS RELEASE

______________________________________________________________________________

ITW Reports 22 Percent Growth in Diluted Net Income Per Share for the 2006 First Quarter; Revenues Increased 8 Percent and Operating Income Grew 18 Percent; Operating Margins of 16.4 Percent Improved 140 Basis Points in the Quarter; Company Raises Full-Year Earnings Guidance

GLENVIEW, ILLINOIS--Illinois Tool Works Inc.--(NYSE:ITW) today reported 22 percent growth in diluted net income per share in the 2006 first quarter. Diluted net income per share was $1.29 compared to $1.06 in the 2005 first quarter. In addition, the Company’s first quarter revenues increased 8 percent, operating income grew 18 percent and net income rose 17 percent.

The significant growth in diluted net income per share in the first quarter was primarily due to strong ongoing end market demand for a variety of the Company’s specialty systems and engineered products in North America. Total base revenues increased 6.1 percent in the quarter. Acquisitions also contributed growth of 5.3 percent to first quarter revenues while the impact of currency translation lowered revenues 2.6 percent. Of the 23 cent increase in earnings per share in the quarter versus a year ago, 19 cents came from operations and 3 cents resulted from a reduction in the tax rate. The tax rate moved to 31.0 percent in the most recent quarter from 32.5 percent for the year earlier period.

For the 2006 first quarter, operating revenues were $3.297 billion compared to $3.052 billion for the year earlier period. Operating income improved to $540.0 million in the most recent quarter versus $458.7 million in the prior year period. Net income was $366.5 million in the first quarter compared to $312.3 million a year ago. The Company’s operating margins of 16.4 percent in the quarter were 140 basis points higher than a year ago.

The Company announced in January of this year that it would no longer report Leasing and Investments as a segment beginning in the first quarter of 2006. Accordingly, revenues, operating income and margins no longer include the results of Leasing and Investments, which is now reported as investment income. The prior year’s operating results have been restated to reflect this segment reporting change.

The Company’s free operating cash flow continued to be strong in the 2006 first quarter at $320.7 million. This free cash was utilized, in part, to fund 11 acquisitions representing $353.0 million of annualized revenues in the first quarter. Based on a robust pipeline of potential acquisitions, the Company continues to forecast a range of $800 million to $1 billion of annualized acquisition revenues for full-year 2006.

“We were very pleased with virtually all aspects of our strong financial performance in the first quarter,” said President and Chief Executive Officer David B. Speer. “From a top line perspective, we produced better than expected base revenue growth and we remain very encouraged by our acquisition activity. And from an operating standpoint, our 80/20 process continues to drive profitability and margin expansion across a wide range of business units.”

Segment highlights include:

North American Engineered Products first quarter revenues increased 13.6 percent largely as a result of a 6.7 percent increase from acquisitions and base revenue growth of 6.6 percent. Much of that base revenue growth emanated from ITW Construction, Wilsonart and an assortment of industrial-based units. Operating income grew 22.5 percent mainly due to base income growth from the above-mentioned units and contributions from acquisitions. Operating margins of 16.9 percent were 120 basis points higher than the prior year period.

International Engineered Products first quarter revenues and operating income decreased 3.2 percent and 10.2 percent, respectively. Revenues declined due to the negative impact of currency translation which offset contributions from acquisitions and modest base revenue growth from the automotive and industrial-based units. Operating income was down due to the impact of currency translation as well as higher restructuring and impairment costs. As a result, operating margins of 12.1 percent were 90 basis points lower than the year earlier period.

North American Specialty Systems first quarter revenues increased 13.2 percent largely due to a 9.6 percent base revenue contribution from a variety of business units, most notably welding, industrial packaging, food equipment and finishing. Acquisitions also modestly added to top line growth. Operating income grew 23.9 percent mainly as a result of substantial base income increases from the already-discussed business units. Operating margins of 19.2 percent were 170 basis points higher than a year ago.

International Specialty Systems first quarter revenues increased 5.4 percent primarily due to an 8.4 percent contribution from acquisitions and base revenue growth of 4.4 percent. The growth in base revenues was primarily due to contributions from the welding, total packaging, food equipment and finishing business units. The negative impact of currency translation dampened top line growth. While operating income increased 28.4 percent due mainly to strong base income contributions from the food equipment and welding units, income was mitigated by the impact of currency translation. Operating margins of 11.1 percent were 200 basis points higher than the year ago period.

Non-operating investment income was lower than last year by $10.7 million due to reduced income from mortgage investments, leases and the venture capital fund.

Looking ahead, the Company believes that North American end markets will be relatively strong for both the second quarter and remainder of the year. As a result, the Company is now forecasting a second quarter earnings range of $1.52 to $1.58. The Company also is raising its full-year earnings range to $5.89 to $6.07. Base revenues are expected to grow in a range of 4.2 percent to 6.2 percent for the second quarter and 4.6 percent to 6.0 percent for the full year. While the new forecasts include a reduction in the full-year tax rate to 31.0 percent from 31.5 percent in 2005, the lower tax rate will have a minimal impact on earnings. If the Company achieves the midpoints of these forecasted ranges, earnings growth would be 20 percent in the second quarter and 15 percent for the full year.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation reform Act of 1995, including, without limitation, statements regarding end market conditions, base revenue growth, earnings growth, operating income, tax rates, use of free cash and potential acquisitions for the 2006 full year and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-K for 2005.

ITW is a $12.8 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED
	MARCH 31
STATEMENT OF INCOME	2006	2005
Operating Revenues	$3,297,036	$3,051,881
Cost of revenues	2,119,674	2,019,025
Selling, administrative, and R&D expenses	601,421	548,134
Amortization and impairment of goodwill & other intangibles	35,973	25,990
Operating Income	539,968	458,732
Interest expense	(18,897)	(20,255)
Investment income	10,192	20,901
Other income (expense)	(33)	3,228
Income Before Taxes	531,230	462,606
Income taxes	164,700	150,300
Net Income	$366,530	$312,306

Net Income Per Share:
Basic	$1.30	$1.07
Diluted	$1.29	$1.06

Shares outstanding during the period:
Average	281,937	291,394
Average assuming dilution	283,845	293,600

ESTIMATED FREE OPERATING CASH FLOW	THREE MONTHS ENDED
	MARCH 31
	2006	2005

Net cash provided by operating activities	$ 389,042	$ 302,951
Less: Additions to PP&E	(68,319)	(64,028)
Free operating cash flow	$ 320,723	$ 238,923

ILLINOIS TOOL WORKS INC.
(In thousands)
	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2006	2005
ASSETS
Cash & equivalents	$454,470	$370,417
Trade receivables	2,191,698	2,098,276
Inventories	1,279,108	1,203,063
Deferred income taxes	181,787	168,739
Prepaids and other current assets	245,037	271,110
Total current assets	4,352,100	4,111,605

Net plant & equipment	1,843,207	1,807,109
Investments	890,227	896,487
Goodwill	3,196,492	3,009,011
Intangible assets	759,549	669,927
Deferred income taxes	7,342	45,269
Other assets	901,605	906,235
	$11,950,522	$11,445,643

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$230,757	$252,899
Accounts payable	592,162	560,078
Accrued expenses	936,128	1,013,940
Cash dividends payable	93,563	92,620
Income taxes payable	93,289	81,194
Total current liabilities	1,945,899	2,000,731

Long-term debt	959,977	958,321
Other liabilities	979,474	939,696
Total non-current liabilities	1,939,451	1,898,017

Common stock	3,147	3,120
Additional paid-in capital	1,299,476	1,082,611
Income reinvested in the business	9,385,295	9,112,328
Common stock held in treasury	(2,773,176)	(2,773,176)
Accumulated other comprehensive income	150,430	122,012
Total stockholders' equity	8,065,172	7,546,895
	$11,950,522	$11,445,643

ILLINOIS TOOL WORKS INC.
SEGMENT DATA
Full Year 2005 Restated

	QUARTER 1	QUARTER 2	QUARTER 3	QUARTER 4	FULL YEAR
MANUFACTURING SEGMENTS

ENGINEERED PRODUCTS - NORTH AMERICA
REVENUES	918,171	971,669	959,612	916,682	3,766,134
OPERATING INCOME	144,373	176,961	180,942	156,946	659,222
% TO REVENUE	15.7%	18.2%	18.9%	17.1%	17.5%

ENGINEERED PRODUCTS - INTERNATIONAL
REVENUES	647,829	711,588	660,725	723,740	2,743,882
OPERATING INCOME	84,476	102,075	100,893	118,745	406,189
% TO REVENUE	13.0%	14.3%	15.3%	16.4%	14.8%

SPECIALTY SYSTEMS - NORTH AMERICA
REVENUES	1,005,921	1,037,717	1,054,316	1,070,351	4,168,305
OPERATING INCOME	176,214	188,284	210,938	198,478	773,914
% TO REVENUE	17.5%	18.1%	20.0%	18.5%	18.6%

SPECIALTY SYSTEMS - INTERNATIONAL
REVENUES	590,628	674,955	635,028	665,775	2,566,386
OPERATING INCOME	53,669	92,586	72,443	82,908	301,606
% TO REVENUE	9.1%	13.7%	11.4%	12.5%	11.8%

INTERCOMPANY REVENUE	(110,668)	(109,868)	(109,527)	(124,350)	(454,413)

AS REPORTED ON THE STATEMENT OF INCOME
REVENUES	3,051,881	3,286,061	3,200,154	3,252,198	12,790,294
OPERATING INCOME	458,732	559,906	565,216	557,077	2,140,931
% TO REVENUE	15.0%	17.0%	17.7%	17.1%	16.7%

ILLINOIS TOOL WORKS INC.
(In Thousands)
	2005 Restated for Reclassification of Leasing & Investments

STATEMENT OF INCOME	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Full Year
Operating Revenues	$3,051,881	$3,286,061	$3,200,154	$3,252,198	$12,790,294
Cost of revenues	2,019,025	2,153,884	2,077,754	2,099,709	8,350,372
Selling, administrative, and R&D expenses	548,134	557,058	541,414	568,543	2,215,149
Amortization and impairment of goodwill
and other intangibles	25,990	15,213	15,770	26,869	83,842
Operating Income	458,732	559,906	565,216	557,077	2,140,931
Interest expense	(20,255)	(28,806)	(20,463)	(25,073)	(94,597)
Investment income	20,901	8,455	56,292	40,630	126,278
Other income (expense)	3,228	6,827	(843)	(255)	8,957
Income From Operations Before Income Taxes	462,606	546,382	600,202	572,379	2,181,569
Income taxes	150,300	172,600	192,000	171,800	686,700
Net Income	$ 312,306	$ 373,782	$ 408,202	$ 400,579	$ 1,494,869